UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): September 22nd, 2003

BANYAN CORPORATION
(Exact name of registrant as specified in its chapter)

OREGON	000-26065	84-1346327
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Suite 500, 1925 Century Park East, Los Angeles, California 90067
(address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (800) 808-0899

ITEM 1.     Changes in Control of Registrant

Not Applicable

ITEM 2.     Acquisition or Disposition of Assets

Not Applicable

ITEM 3.     Bankruptcy or Receivership

Not Applicable

ITEM 4.     Changes in Registrant's Certifying Accountant

Not Applicable

ITEM 5.     Other Events and Regulation FD Disclosure

On September 22nd, 2003 the Registrant publicly disseminated a press release announcing that its subsidiary company, Chiropractic USA, Inc (Chiropractic USA) has entered an Area Representative Agreement for the state Texas with third generation Chiropractor, Dr. Bart Patzer, of Austin, Texas, effective October 1st, 2003. Dr. Patzer has made numerous contributions to his field including service on the Diplomatic American Board of Chiropractic Orthopedics and leads one of the most successful upper-cervical practices in the United States. He is frequently invited to speak at Parker College of Chiropractic in Dallas, Texas and teaches his success principles to the students. Dr. Patzer is a mentor to Chiropractors around the country. This agreement allows for the development of a minimum of 100 Chiropractic USA clinics in Texas over the term of the agreement, which, if achieved, will add over $25 million of royalty sales per annum to the Chiropractic USA system. In addition, Dr. Patzer has entered a franchise agreement with Chiropractic USA in which he will convert his Austin based Family Chiropractic Clinic into a Chiropractic USA franchise, effective October 1st, 2003. Dr. Patzer’s Area Representative agreement for Texas, in addition to existing Chiropractic USA agreements in Hawaii, California, Iowa, Michigan, Louisiana, South Carolina, Georgia and Florida, create franchised locations producing system wide royalty sales for Chiropractic USA in excess of $150 million per annum if growth targets are met. Chiropractic USA is currently in negotiations with various other area representatives and has dozens of franchise applications under review from all areas of the country. Franchise agreements already in place currently generate system wide sales in excess of $8 million per annum.

The information contained in the Press Release is incorporated herein by reference and filed as exhibit 99.1 hereto.

ITEM 6.     Resignations of Registrant's Directors

Not applicable.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of business acquired Not Applicable

(b)	Pro forma financial information Not Applicable

(c)	Exhibits The following Exhibits are filed as a part of this disclosure statement: 99.1 The Registrant’s Press Release dated September 22nd, 2003.

ITEM 8.     CHANGES IN FISCAL YEAR.

Not Applicable

ITEM 9.     REGULATION FD DISCLOSURE.

Not Applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANYAN CORPORATION
(Registrant)

Date: September 24th, 2003	/s/ Michael J. Gelmon

Michael J. Gelmon
Chief Executive Officer and Director

EXHIBIT INDEX

Exhibit		Sequential
Number	Description	Page Number

99.1	The Registrant’s Press Release dated September 22nd, 2003